Exhibit 99.1

Cash America Announces the Filing of a Registration Statement for an Initial Public Offering for Its Wholly-Owned Subsidiary Enova International, Inc.

FORT WORTH, Texas & CHICAGO--(BUSINESS WIRE)--September 15, 2011--Cash America International, Inc. (NYSE: CSH) (“Cash America”) today announced that its board of directors has unanimously approved a plan to divest a majority ownership of its wholly-owned subsidiary, Enova International, Inc. (“Enova”) in an initial public offering (“IPO”) of Enova’s common stock pursuant to a registration statement filed today with the U.S. Securities and Exchange Commission. Cash America and Enova plan to sell shares of Enova common stock in the IPO, subject to market conditions. Enova is a provider of online financial services to alternative credit consumers in the United States, the United Kingdom, Australia and Canada.

Enova intends to apply to list its common stock on the New York Stock Exchange under the symbol “ENVA.” In the IPO, Cash America will offer a portion of its interest in Enova to the public, with Cash America intending to retain 35% to 49% of its ownership interest in Enova immediately following the IPO.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

UBS Investment Bank, Barclays Capital Inc. and Jefferies & Company, Inc. will be acting as joint book-running managers for the proposed offering. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, when available, may be obtained from UBS Investment Bank, c/o UBS Prospectus Department, 299 Park Avenue, New York, New York 10171, or by telephone at (888) 827-7275; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at (888) 603-5847, or by email at Barclaysprospectus@broadridge.com; and Jefferies & Company, Inc., Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, New York 10022, or by telephone at (877) 547-6340, or by email at Prospectus_Department@Jefferies.com.

CONTACT:
Cash America International, Inc.
Thomas A. Bessant, Jr., 817-335-1100